UFP Industries, Inc.

Exhibit 99(a)

News release

---------------AT THE COMPANY---------------

Dick Gauthier

VP, Business Outreach

(616) 365-1555

FOR IMMEDIATE RELEASE

Wednesday, February 24, 2021

UFP Industries Reports Record Earnings for Fourth Quarter and Year
– value-added products and operational efficiencies help drive performance –

GRAND RAPIDS, Mich., Wednesday, Feb. 24, 2021 – UFP Industries, Inc. (Nasdaq: UFPI) today announced record net sales and net earnings for the fourth quarter and fiscal year 2020. The company, while surpassing the $5 billion mark in annual net sales for the first time, also reported record EPS of $4.00 per diluted share for fiscal 2020, a 37 percent increase over the previous year. During the fourth quarter of fiscal 2020, net sales were $1.39 billion, a 40 percent increase over the fourth quarter of 2019, while EPS was $1.02 per diluted share, a 67 percent increase over the fourth quarter of 2019.

“Despite the disruptions that marked 2020, our reorganized structure allowed our employees to remain focused on bringing new value-added products to market faster and using capital more efficiently, while supporting more rapid growth at a lower incremental cost,” said CEO Matthew J. Missad. “I am most impressed by the perseverance of our hourly production employees who safely served our customers. Their commitment to our company enabled us to reward our hourly employees with more than $25 million in bonuses and additional benefits for 2020. I want to express my deepest gratitude for their dedication.”

New product sales for the fourth quarter increased 46 percent over the same period of 2019, led by the company’s new Deckorators Voyage decking line and Dimensions project panels business. These improvements in sales mix contributed to an increase in the company’s gross profit per unit, as gross profit increased by 19 percent, exceeding the company’s 15 percent increase in unit sales growth. Additionally, the company’s SG&A expense as a percentage of gross profit improved to 46 percent compared to 67 percent in 2019, due to its continued efforts to focus on leveraging fixed costs and creating efficiencies as it grows organically and through acquisitions. Certain expenses, such as travel, decreased due to the impact of the pandemic and the company’s increased use of equity awards as part of its annual incentive compensation program.

“I’m pleased to see our strategies and execution are continuing to drive improvements in profit per unit, especially in a quarter like this when lumber market volatility was a formidable challenge,” said Missad. “As usual, our people were up to the challenge.”

Fourth Quarter 2020 Highlights (comparisons on a year-over-year basis):

-	Net sales of $1.39 billion increased 40 percent due to a 15 percent increase in unit sales and 25 percent increase in lumber prices
-	Earnings from operations of $88.2 million increased 70 percent despite $12 million in asset impairment charges and other costs taken during the quarter (detailed in the Business Segment section below). The company’s use of share grants as part of its annual

UFP Industries, Inc.

incentive program resulted in a $20 million decrease in bonus expense in the fourth quarter of 2020 compared to 2019. Excluding impairment charges and the decrease in bonus expense, earnings from operations increased 55 percent.
-	New product sales of $131.8 million increased 46 percent

Fiscal 2020 Highlights (comparisons on a year-over-year basis):

-	Net sales of $5.15 billion increased 17 percent due to a unit sales increase of 6 percent and an increase in lumber prices of 11 percent
-	Earnings from operations of $345.8 million increased 41 percent
-	Adjusted EBITDA of $431.4 million increased 36 percent, exceeding the company’s unit sales increase of 6 percent
-	New product sales were $539 million, up 26 percent

UFP Industries maintains a strong balance sheet and had liquidity of approximately $485 million at the end of January 2021. As previously announced, the company was able to utilize its strong cash position to complete the $259 million acquisition of PalletOne and its wholly owned subsidiary, Sunbelt Forest Products (Sunbelt), at the beginning of fiscal 2021. PalletOne operates 17 pallet manufacturing facilities in the U.S. and expands UFP’s geographic reach, capacity and ability to grow sales of machine-built pallets. Sunbelt operates five pressure-treating facilities in the Southeastern U.S. The companies had combined 2020 sales of $698 million. In addition, on February 22, 2021, UFP announced an agreement for Sunbelt to purchase Spartanburg Forest Products and its affiliates, further expanding its pressure-treating capacity. Also in February 2021, the company increased its revolving long-term credit facility by $175 million to $550 million.

As a result of the company’s strong balance sheet and confidence in future earnings and cash flow, on January 28, 2021, UFP’s Board of Directors voted to increase its quarterly dividend by 20 percent to 15 cents a share, payable on March 15, 2021, to shareholders of record on March 1, 2021.

By business segment, the Company reported the following 2020 results:

UFP Retail Solutions

●	Fourth Quarter: $505.2 million in net sales, up 76 percent over the fourth quarter of 2019 due to a 38 percent increase in unit sales and a 38 percent increase in selling prices. All business units experienced double-digit unit sales increases: Deckorators (up 80 percent), Outdoor Essentials (up 64 percent), Home & Decor (up 38 percent), UFP Edge (up 27 percent), and ProWood (up 25 percent).
●	Full Year: $2.17 billion in net sales, up 45 percent from 2019, due to a 25 percent increase in unit sales and a 20 percent increase in selling prices. All business units experienced double-digit unit sales increases: Home & Decor (up 49 percent), Outdoor Essentials (up 28 percent), ProWood (up 25 percent), Deckorators (up 20 percent) and UFP Edge (up 14 percent). Total E-Commerce sales for the year, including sales in other business units, were $129 million, up 96 percent over 2019.

UFP Industrial

●	Fourth Quarter: $309.1 million in net sales, up 25 percent from the fourth quarter of 2019; unit sales increased 10 percent and selling prices increased 15 percent. Organic growth accounted for 6 percent of the unit sales growth; acquisitions accounted for 4 percent.

UFP Industries, Inc.

●	Full Year: $1.07 billion in net sales, down 1 percent from the previous year. Unit sales fell 6 percent due to pandemic-related shutdowns, while selling prices increased 5 percent. UFP Industrial’s sales improved throughout the year as pandemic-related restrictions eased, and the fourth quarter was a sales record for the segment.

UFP Construction

●	Fourth Quarter: $508.3 million in net sales, up 24 percent over the fourth quarter of 2019, due entirely to an increase in selling prices. Unit sales to residential and manufactured housing customers rose 16 percent and 11 percent, respectively. Unit sales to commercial customers fell 30 percent, with an organic unit sales decrease of 35 percent offset by a 5 percent unit sales increase from acquisitions.
●	Full Year: $1.70 billion in net sales, up 4 percent from the previous year due to a 10 percent increase in selling prices offset by a 6 percent decrease in unit sales. Unit sales to manufactured housing customers rose 2 percent for the year; unit sales to site built and commercial customers fell 2 percent and 23 percent, respectively.
●	Annual net sales in the Commercial Construction business unit declined by approximately $70 million in 2020 from 2019, and the unit reported an annual operating loss, exclusive of impairment charges, totaling $25 million in 2020. As a result, the company is consolidating production, eliminating less profitable products and services, and executing a plan to drive more efficiencies in the business unit. These actions and lower future demand expectations resulted in an impairment in the value of certain leased assets and goodwill associated with the business unit of approximately $15 million, which was recorded in the fourth quarter.

“Our Commercial Construction business unit was one of the hardest hit by the lockdowns related to the pandemic,” said Missad. “While this unit reacted quickly to provide a variety of protective structures and signage for COVID-related needs, many core commercial construction markets, such as hospitality, financial services, and branded retail markets, slowed dramatically. Market conditions necessitated that we take significant actions to align capacity with current demand, and as a result of our actions, we believe the business unit will return to profitability in 2021.”

CONFERENCE CALL

UFP Industries will conduct a conference call to discuss information included in this news release and related matters at 4:30 p.m. ET on Wednesday, February 24, 2021. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at 866-518-4547 and internationally at 213-660-0879. Use conference pass code 1799103. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through February 26, 2021, at 855-859-2056, 404-537-3406 or 800-585-5367.

UFP Industries, Inc.

UFP Industries is a holding company whose operating subsidiaries – UFP Industrial, UFP Construction and UFP Retail Solutions – manufacture, distribute and sell a wide variety of value-added products used in residential and commercial construction, packaging and other industrial applications worldwide. Founded in 1955, the company is headquartered in Grand Rapids, Mich., with affiliates in North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.

UFP Industries, Inc.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

Non-GAAP Financial Information
This release includes certain financial information not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Management considers Adjusted EBITDA, a non-GAAP measure, an alternative performance measure which may provide useful information to investors.

Net earnings
Net earnings refers to net earnings attributable to controlling interest unless specifically noted.

# # #

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

FOR THE THREE AND TWELVE MONTHS ENDED

DECEMBER 2020/2019

	Quarter Period				Year to Date
(In thousands, except per share data)	2020		2019		2020		2019
NET SALES	$1,393,708	100.0%	$998,041	100.0%	$5,153,998	100.0%	$4,416,009	100.0%

COST OF GOODS SOLD	1,206,653	86.6	840,786	84.2	4,353,702	84.5	3,730,491	84.5

GROSS PROFIT	187,055	13.4	157,255	15.8	800,296	15.5	685,518	15.5

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	86,826	6.2	104,764	10.5	444,596	8.6	439,047	9.9
ASSET IMPAIRMENT CHARGES AND OTHER COSTS, NET (1)	11,995	0.9	735	0.1	9,874	0.2	1,565	—

EARNINGS FROM OPERATIONS	88,234	6.3	51,756	5.2	345,826	6.7	244,906	5.5

OTHER EXPENSE, NET	174	—	150	—	4,843	0.1	4,232	0.1

EARNINGS BEFORE INCOME TAXES	88,060	6.3	51,606	5.2	340,983	6.6	240,674	5.5

INCOME TAXES	23,303	1.7	12,930	1.3	87,101	1.7	58,270	1.3

NET EARNINGS	64,757	4.6	38,676	3.9	253,882	4.9	182,404	4.1

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(1,805)	(0.1)	(940)	(0.1)	(7,104)	(0.1)	(2,754)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$62,952	4.5	$37,736	3.8	$246,778	4.8	$179,650	4.1

EARNINGS PER SHARE - BASIC	$1.02		$0.61		$4.00		$2.91

EARNINGS PER SHARE - DILUTED	$1.02		$0.61		$4.00		$2.91

COMPREHENSIVE INCOME	74,754		39,545		259,849		183,917

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(6,622)		(1,383)		(9,976)		(3,218)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$68,132		$38,162		$249,873		$180,699

(1)	Includes asset impairment charges totaling $15 million offset by a $4 million adjustment to decrease certain earnout liabilities, each recorded in the fourth quarter of 2020.

SUPPLEMENTAL DATA
(In thousands)	Quarter Period				Year to Date
Segment Classification	2020		2019	%	2020		2019	%
Retail	$505,249		$286,380	76.4%	$2,167,122		$1,498,710	44.6%
Industrial	309,071		247,965	24.6%	1,072,117		1,085,636	(1.2)%
Construction	508,254		411,689	23.5%	1,695,683		1,637,156	3.6%
All Other	71,134		52,007	36.8%	219,076		194,507	12.6%
Total Net Sales	$1,393,708		$998,041	39.6%	$5,153,998		$4,416,009	16.7%

	2020	% of Sales	2019	% of Sales	2020	% of Sales	2019	% of Sales
SG&A	$86,826	6.2%	$104,764	10.5%	$444,596	8.6%	$439,047	9.9%

SG&A as a Percentage of Gross Profit	46.4%		66.6%		55.6%		64.0%

UFP Industries, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

DECEMBER 2020/2019

(In thousands)
ASSETS	2020	2019	LIABILITIES AND EQUITY	2020	2019

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$436,507	$168,336	Accounts payable	$211,518	$142,479
Restricted cash	101	330	Accrued liabilities	252,131	208,747
Investments	24,308	18,527	Current portion of debt	100	2,816
Accounts receivable	470,504	364,027
Inventories	567,294	486,874
Other current assets	39,648	54,978

TOTAL CURRENT ASSETS	1,538,362	1,093,072	TOTAL CURRENT LIABILITIES	463,749	354,042

OTHER ASSETS	117,521	124,028
INTANGIBLE ASSETS, NET	331,846	285,203	LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	311,607	160,867
			OTHER LIABILITIES	146,383	116,835
PROPERTY, PLANT AND EQUIPMENT, NET	417,162	387,174	EQUITY	1,483,152	1,257,733

TOTAL ASSETS	$2,404,891	$1,889,477	TOTAL LIABILITIES AND EQUITY	$2,404,891	$1,889,477

UFP Industries, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE TWELVE MONTHS ENDED

DECEMBER 2020/2019

(In thousands)	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$253,882	$182,404
Adjustments to reconcile net earnings to net cash from operating activities:

Depreciation	63,964	60,494
Amortization of intangibles	8,716	6,325
Expense associated with share-based and grant compensation arrangements	4,034	4,007
Deferred income taxes	1,857	7,176
Unrealized gain on investment and other	(2,076)	(2,523)
Net loss on disposition and impairment of assets	1,470	1,565
Goodwill impairment	11,485	—
Gain from reduction of estimated earnout liability	(4,134)	—
Changes in:
Accounts receivable	(87,552)	(16,872)
Inventories	(76,022)	73,120
Accounts payable and cash overdraft	62,405	(24,132)
Accrued liabilities and other	98,448	57,727
NET CASH FROM OPERATING ACTIVITIES	336,477	349,291

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(89,182)	(84,933)
Proceeds from sale of property, plant and equipment	2,922	1,777
Acquisitions and purchase of noncontrolling interest, net of cash received	(65,255)	(39,122)
Investment in life insurance contracts	—	(15,253)
Purchases of investments	(28,054)	(13,352)
Proceeds from sale of investments	24,805	9,828
Other	46	(982)
NET CASH USED IN INVESTING ACTIVITIES	(154,718)	(142,037)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	6,862	422,057
Repayments under revolving credit facilities	(6,498)	(460,537)
Repayments of debt	(5,787)	(3,136)
Issuance of long-term debt	150,000	—
Proceeds from issuance of common stock	1,395	1,093
Dividends paid to shareholders	(30,669)	(24,549)
Distributions to noncontrolling interest	(932)	(2,216)
Repurchase of common stock	(29,212)	—
Other	62	20
NET CASH FROM (USED IN) FINANCING ACTIVITIES	85,221	(67,268)

Effect of exchange rate changes on cash	962	482
NET CHANGE IN CASH AND CASH EQUIVALENTS	267,942	140,468

ALL CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	168,666	28,198

ALL CASH AND CASH EQUIVALENTS, END OF PERIOD	$436,608	$168,666

Reconciliation of cash and cash equivalents and restricted cash:
Cash and cash equivalents, beginning of period	$168,336	$27,316
Restricted cash, beginning of period	330	882
All cash and cash equivalents, beginning of period	$168,666	$28,198

Cash and cash equivalents, end of period	$436,507	$168,336
Restricted cash, end of period	101	330
All cash and cash equivalents, end of period	$436,608	$168,666

UFP Industries, Inc.

ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

FOR THE THREE AND TWELVE MONTHS ENDED

DECEMBER 2020/2019

	Quarter Period		Year to Date
(In thousands)	2020	2019	2020	2019
Net earnings	$64,757	$38,676	$253,882	$182,404
Interest expense	3,020	1,933	9,311	8,700
Interest and investment income	(851)	(871)	(2,392)	(1,945)
Income taxes	23,303	12,930	87,101	58,270
Expenses associated with share-based compensation arrangements	882	902	4,034	4,007
Net loss on disposition and impairment of assets	2,132	735	1,470	1,565
Goodwill impairment	11,485	—	11,485	—
Gain from reduction of estimated earnout liability	(4,134)	—	(4,134)	—
Unrealized gain on investments	(1,994)	(912)	(2,076)	(2,523)
Depreciation expense	16,738	15,842	63,964	60,494
Amortization of intangibles	2,853	1,635	8,716	6,325
Adjusted EBITDA	$118,191	$70,870	$431,361	$317,297